Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Texxon Holding Limited:

We hereby consent to the inclusion in the foregoing Registration Statement of Texxon Holding Limited and its subsidiaries (collectively the “Company”) on the Form F-1 of our report dated on March 31, 2025, relating to our audits of the accompanying consolidated balance sheets of the Company as of June 30, 2024 and 2023, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

March 31, 2025

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us